n e w s r e l e a s e
           Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports Second Quarter 2020 Financial Results;
Continues Proactive Relief Efforts Amid Pandemic

•Ongoing actions to support its members, providers, employees, and communities during the COVID-19 pandemic, including the donation of an additional $150 million to the Humana Foundation to address social determinants of health in an effort to promote more healthy days and encourage greater health equity
•Reports 2Q20 earnings per diluted common share (EPS) of $13.75 on a GAAP basis, $12.56 on an Adjusted basis; reports YTD 2020 EPS of $17.31 on a GAAP basis, $17.97 on an Adjusted basis
•Comments on FY 2020 guidance:
◦FY 2020 GAAP EPS expected to be in a range of $17.36 to $17.86
▪Reaffirms FY 2020 Adjusted EPS guidance range of $18.25 to $18.75 while acknowledging the inherent uncertainty surrounding the ongoing pandemic
▪Increases full year expected individual Medicare Advantage membership growth to 330,000 to 360,000 members from previous range of 300,000 to 350,000 members

LOUISVILLE, KY (August 5, 2020) – During the second quarter of 2020, Humana Inc. (NYSE: HUM) continued to take actions to protect, inform, and care for its members, providers, employees, and other stakeholders during the COVID-19 crisis. Specifically, Humana took the following actions to support its members:
•waiving all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for the remainder of 2020 for its Medicare Advantage members, to reduce financial barriers to members seeking to re-engage with their providers, while continuing to encourage the use of telehealth;
•making it easier for members to be tested for COVID-19 by offering a pilot at-home testing program, as well as collaborating with other providers to deploy drive-thru testing at hundreds of sites throughout the country;
•mailing in-home screening kits to members, to encourage members to seek preventive care that may have been delayed during the pandemic;
•proactively delivering safety kits, including face masks, to member and employee homes to facilitate access to care and support visits to providers safely;
•continuing to extend grace periods for premium payments for its fully-insured commercial group members, to ensure continuity of coverage during times of financial stress; and
•providing a concierge line dedicated to COVID-19 related inquires.

In addition, Humana took steps to support its provider partners and boost system viability:
•expanding modifications to certain utilization management processes, to ease administrative stress and make sure providers are able to most efficiently care for their patients; and
•simplifying and expediting claims processing and releasing approximately $1 billion in advanced funding to providers, to get reimbursement payments to providers as quickly as possible and ease financial concerns so that members are able to continue to access the care and information they need.

Finally, Humana continued to support the communities it serves by donating $200 million ($150 million during the second quarter) to the Humana Foundation to address social determinants of health in an effort to promote more healthy days and encourage greater health equity.

Humana's second quarter results of operations were materially impacted by the significant, temporary deferral of care resulting from stay-at-home orders, physical distancing measures, and other restrictions on movement and economic activity implemented throughout the country to reduce the spread of COVID-19. Hospital admissions and utilization were significantly depressed in April, increased throughout May and June, and remained modestly below normal at the close of the quarter. The impact of the deferral of care on second quarter results was partially offset by COVID-19 testing and treatment costs, as well as the company's ongoing pandemic relief efforts.
Humana anticipates its second quarter results will be offset in the latter half of 2020 as demand for previously deferred care normalizes, combined with the financial impact of the company's ongoing relief efforts to ease the burden of the pandemic for its constituents, which is heavily weighted to the second half of 2020. As the COVID-19 pandemic progresses, Humana will continue to monitor the impact on the company and all of its stakeholders and adjust its response accordingly, proactively leveraging its integrated care delivery model to best serve its members, partnering with federal and state governments to develop comprehensive and actionable response plans, minimizing the impact on its provider partners, and advancing the long-term sustainability of the company and the healthcare system.
“As we continue to navigate the global coronavirus pandemic, Humana is committed to ongoing investments in benefits and initiatives designed to improve access to care and ease the financial burden for our members, employer groups and providers,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “We remain focused on being responsive to our member and patient needs and providing convenient and safe choices of care. Among many preventive clinical interventions, we are distributing 1 million in-home screening kits to members. Members can also engage with nurse practitioners and primary care physicians in the home, or via telehealth, to identify and address gaps in care. These measures are increasing access to preventive and routine care that many members have delayed during the pandemic, ensuring proper diagnoses and improved clinical outcomes.”

Summary of Quarterly and Year to Date Results

Humana today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended June 30, 2020 (2Q20) versus the quarter ended June 30, 2019 (2Q19) and for the six months ended June 30, 2020 (YTD 2020) versus the six months ended June 30, 2019 (YTD 2019) as follows.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Generally Accepted Accounting Principles (GAAP)	$2,586	$1,229	$3,303	$1,975
Amortization associated with identifiable intangibles	22	18	43	36
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(227)	(174)	70	(135)
Adjusted (non-GAAP)	$2,381	$1,073	$3,416	$1,876

Diluted earnings per common share (EPS)	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$13.75	$6.94	$17.31	$11.10
Amortization associated with identifiable intangibles	0.13	0.10	0.26	0.20
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(1.32)	(0.99)	0.40	(0.77)
Adjusted (non-GAAP)	$12.56	$6.05	$17.97	$10.53
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 2Q20 to 2Q19 and YTD 2020 to YTD 2019.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
Consolidated results:
Revenues - GAAP	$19,083	$16,245	$38,018	$32,352
Pretax income - GAAP	$2,586	$1,229	$3,303	$1,975
Pretax income - Adjusted	$2,381	$1,073	$3,416	$1,876
EPS - GAAP	$13.75	$6.94	$17.31	$11.10
EPS - Adjusted	$12.56	$6.05	$17.97	$10.53
Benefits expense ratio - GAAP	76.4%	84.4%	80.7%	85.3%
Operating cost ratio - GAAP	12.4%	10.6%	11.8%	10.5%
Operating cash flows - GAAP	$3,067	$1,434	$3,541	$2,330
Parent company cash and short term investments	$2,452	$1,871
Debt-to-total capitalization	35.1%	32.5%
Retail segment results:
Revenues - GAAP	$16,961	$14,158	$33,723	$28,171
Benefits expense ratio - GAAP	78.3%	85.2%	82.4%	86.7%
Operating cost ratio - GAAP	9.7%	8.5%	9.4%	8.4%
Segment earnings - GAAP	$1,989	$856	$2,674	$1,321
Segment earnings - Adjusted	$1,993	$860	$2,682	$1,329
Group and Specialty segment results:
Revenues - GAAP	$1,835	$1,874	$3,700	$3,761
Benefits expense ratio - GAAP	67.0%	86.3%	73.1%	81.3%
Operating cost ratio - GAAP	23.8%	21.7%	23.4%	21.8%
Segment earnings - GAAP	$287	$5	$392	$170
Segment earnings - Adjusted	$288	$6	$394	$172
Healthcare Services segment results:
Revenues - GAAP	$6,941	$6,387	$14,026	$12,485
Operating cost ratio - GAAP	95.1%	96.1%	95.6%	96.3%
Segment earnings - GAAP	$317	$224	$567	$399
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$390	$294	$709	$532

2020 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2020 (FY 2020) to $17.36 to $17.86 from the previous range of $16.04 to $16.54, reflecting the YTD 2020 impact of the company's non-consolidating minority interest put/call valuation adjustments. While acknowledging the inherent uncertainty surrounding the ongoing crisis, Humana is maintaining its FY 2020 Adjusted EPS range of $18.25 to $18.75. For comparison, FY 2020 GAAP and Adjusted EPS guidance is detailed below along with GAAP and Adjusted results for the year ended December 31, 2019 (FY 2019).

The company is revising its net membership growth estimate for its individual Medicare Advantage products now expecting growth in a range of 330,000 to 360,000 members for FY 2020 compared to the previous guidance growth range of 300,000 to 350,000 members. This anticipated increase in 2020 represents year-over-year growth of approximately 10 percent at the midpoint of the guidance range.

The company is reiterating its expectations for group Medicare Advantage net membership gains for FY 2020, projecting an increase of approximately 90,000 members year over year.

For its stand-alone PDP business, Humana continues to estimate a net membership decline of approximately 550,000 members for FY 2020.

Given the likelihood of significant variability of results by financial statement line item (and related ratios), Humana previously withdrew its additional FY 2020 detailed guidance points that were initially provided as part of the company's fourth quarter 2019 earnings release dated February 5, 2020.

Diluted earnings per common share	FY 2020 Guidance (f)	FY 2019 (g)
GAAP	$17.36 to $17.86	$20.10
Amortization of identifiable intangibles	0.49	0.40
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.40	(2.89)
Charges associated with workforce optimization	-	0.26
Adjusted (non-GAAP) – FY 2020 projected; FY 2019 reported	$18.25 to $18.75	$17.87

Humana Consolidated Highlights
Consolidated revenues
GAAP consolidated revenues for 2Q20 were $19.08 billion, an increase of $2.84 billion, or 17 percent, from $16.25 billion in 2Q19. Total premiums and services revenues of $19.01 billion in 2Q20 increased $2.88 billion, or 18 percent, from $16.13 billion in 2Q19. The favorable year-over-year comparisons were primarily driven by higher premium revenues stemming from Medicare Advantage and state-based contracts membership growth and higher per member Medicare Advantage premiums, while being partially offset by the impact of declining year-over-year stand-alone PDP and fully-insured commercial medical membership.
GAAP consolidated revenues for YTD 2020 increased $5.67 billion, or 18 percent, to $38.02 billion from $32.35 billion in YTD 2019. Total YTD 2020 premiums and services revenues rose to $37.79 billion, increasing $5.66 billion, or 18 percent, from $32.14 billion in the prior-year period. The YTD 2020 increases were primarily driven by the same factors impacting the quarterly GAAP comparison.

Consolidated benefits expense

The 2Q20 and YTD 2020 GAAP consolidated benefit ratios of 76.4 percent and 80.7 percent, respectively, compared to the 2Q19 and YTD 2019 GAAP consolidated benefit ratios of 84.4 percent and 85.3 percent, respectively. As anticipated, the quarter and year-over-year decreases were primarily the result of the previously discussed impact of the temporary deferral of non-essential care amid the COVID-19 pandemic. The temporary reduction in utilization was partially offset by COVID-19 testing and treatment costs along with the company's ongoing pandemic relief efforts. These relief efforts include the waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, delivery of approximately 840,000 meals to senior members in need through YTD 2020, and establishing a clinical outreach team to proactively engage with the company's most vulnerable members.

The 2Q20 and YTD 2020 GAAP consolidated benefit ratios were also lower when compared to the prior year periods due to the reinstatement of the non-deductible health insurance industry fee (HIF) in 2020 that was contemplated in the pricing and benefit design of the company's products.

Prior Period Medical Claims Reserve Development (Prior Period Development)
As anticipated, Humana experienced negative Prior Period Development for 2Q20 as a result of the suspension of certain financial recovery programs for a period of time in the quarter. The suspension was intended to provide financial and administrative relief for providers facing unprecedented strain during the COVID-19 pandemic. The company anticipates it will recover some of the amounts associated with the temporary suspension in the latter half of 2020 and in 2021.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2020	$284	$(49)	$235
Prior Period Development from prior years recognized in 2019	$267	$8	$275
Unfavorable Prior Period Development increased the consolidated benefit ratio by 30 basis points in 2Q20 while favorable Prior Period Development decreased the 2Q19 ratio by 10 basis points. Favorable Prior Period Development decreased the YTD 2020 consolidated benefit ratio by 60 basis points and decreased the YTD 2019 consolidated benefit ratio by 90 basis points.
Consolidated operating expenses

The 2Q20 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.4 percent increased 180 basis points from the 2Q19 ratio of 10.6 percent. The increase was primarily related to the following factors:
•reinstatement of the non-deductible HIF in 2020, which increased the consolidated GAAP operating cost ratio by approximately 150 basis points in 2Q20,
•a $150 million contribution to the Humana Foundation to support the communities served by the company, particularly those with social and health disparities, and
•COVID-19 related costs, including those associated with personal protective equipment, member response efforts, and the build-out of infrastructure necessary to support employees working remotely.
The above items were partially offset by the following items:
•scale efficiencies associated with growth in the company's Medicare Advantage membership; and
•significant operating cost efficiencies in 2Q20 driven by previously disclosed productivity initiatives.

The 130 basis point increase in the YTD 2020 GAAP consolidated operating cost ratio of 11.8 percent from 10.5 percent in YTD 2019 was primarily impacted by the same factors influencing the second quarter GAAP comparison. The non-deductible HIF increased the YTD 2020 consolidated GAAP operating cost ratio by approximately 160 basis points.
Balance sheet
•At June 30, 2020, the company had cash, cash equivalents, and investment securities of $20.39 billion, up approximately $2.84 billion, or 16 percent, from $17.55 billion at March 31, 2020. The growth primarily results from increased operating income driven by the deferral of care, partially offset by the acceleration of provider payments and the contribution to the Humana Foundation. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-6 of the statistical supplement included in this release.
•At June 30, 2020, cash and short-term investments held at the parent company of $2.45 billion increased approximately $100 million, or 4 percent, from $2.35 billion at March 31, 2020. The sequential increase primarily resulted from dividends received from subsidiaries in 2Q20 along with non-regulated subsidiary earnings. These increases were partially offset by repayment of commercial paper loans, capital expenditures, and cash dividends to shareholders.
•Days in claims payable (DCP) of 51.2 days at June 30, 2020, increased by 9.9 days from 41.3 days at March 31, 2020 and increased 11.3 days from 39.9 days at June 30, 2019. DCP was impacted by the timing of benefits expense in the quarter which, as previously discussed, was meaningfully depressed early in the quarter before beginning to rebound. The depressed utilization reduced the average benefits expense per day for the quarter, but did not have a comparable impact on reserves which were weighted to June when utilization reached its peak in the quarter. Depressed utilization in the quarter also led to higher provider surplus accruals related to the company's risk sharing arrangements. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included in this release.
•Debt-to-total capitalization at June 30, 2020 was 35.1 percent, down 410 basis points from 39.2 percent at March 30, 2020 primarily resulting from the net impact of 2Q20 earnings and the net repayment of commercial paper loans during 2Q20.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows
•GAAP cash flows provided by operations of $3.07 billion in 2Q20 compared to GAAP cash flows provided by operations of $1.43 billion in 2Q19, an increase of $1.63 billion year over year. The year-over-year increase was impacted by the following factors:
◦higher earnings in 2Q20 as compared to 2Q19,
◦the timing of working capital items, primarily related to benefits payable, including higher provider surplus accruals from the company's risk sharing arrangements, and
◦the delayed payment of estimated 2Q20 federal income taxes until the third quarter of 2020 in accordance with the CARES Act.
The favorable working capital items were partially offset by the timing of the mid-year Medicare risk adjustment premium revenue collections that were received in July 2020 versus the second quarter in 2019.

•GAAP cash flows provided by operations for YTD 2020 totaled $3.54 billion versus $2.33 billion during YTD 2019, an increase of $1.21 billion year over year. The strong operating cash flows for YTD 2020 primarily reflect the same factors impacting the second quarter comparison.
Share repurchases
•Humana did not complete any open-market transactions during YTD 2020.
Cash dividends
•The company paid cash dividends to its stockholders of $83 million in 2Q20 versus $74 million in 2Q19. Cash dividends of $156 million were paid to the company’s stockholders during YTD 2020 compared to $142 million in YTD 2019. The quarter and year-over-year growth reflect an increase in the per share dividend amount to $0.625, as approved by the company's Board of Directors in February 2020, versus the previous per share amount of $0.55.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:
•The 2Q20 revenues for the Retail segment were $16.96 billion, an increase of $2.80 billion, or 20 percent, from $14.16 billion in 2Q19 primarily reflecting higher premiums as a result of Medicare Advantage and state-based contracts membership growth and higher per member Medicare Advantage premiums. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.
•The YTD 2020 revenues for the Retail segment were $33.72 billion, up $5.55 billion, or 20 percent, from $28.17 billion in YTD 2019, primarily reflecting the same factors impacting the year-over-year second quarter comparison.
Retail segment enrollment:
•Individual Medicare Advantage membership was 3,877,200 as of June 30, 2020, a net increase of 392,700 or 11 percent, from 3,484,500 as of June 30, 2019, and up 290,000, or 8 percent, from 3,587,200 as of December 31, 2019. The increases were primarily due to membership additions associated with the most recent Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries. The 2020 OEP sales period, which ran from January 1 to March 31, 2020, added approximately 30,000 members. Since the conclusion of the 2020 OEP, enrollment continued to increase due to special elections, age-ins, and Dual Eligible Special Need Plans (D-SNP) members.
Individual Medicare Advantage membership includes 365,300 D-SNP members as of June 30, 2020, a net increase of 101,100, or 38 percent, from 264,200 as of June 30, 2019, and up 77,100, or 27 percent, from 288,200 as of December 31, 2019. D-SNP membership as of June 30, 2019 grew by approximately 46,000 members compared to membership at December 31, 2018.
•Group Medicare Advantage membership was 608,300 as of June 30, 2020, a net increase of 89,200, or 17 percent, from 519,100 at June 30, 2019, and up 83,000, or 16 percent, from 525,300 as of December 31, 2019. These increases primarily resulted from the addition of a large account in January 2020, along with net membership additions associated with the most recent AEP for Medicare beneficiaries.
•Membership in the company’s stand-alone PDP offerings was 3,888,400 as of June 30, 2020, a net decrease of 512,100, or 12 percent, from 4,400,500 as of June 30, 2019, and down 476,800, or 11 percent, from 4,365,200 as of December 31, 2019. These comparisons primarily reflect net declines during the most recent AEP for Medicare beneficiaries. The anticipated declines were primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the company's 2019 Humana Walmart Rx plan and the 2019 Humana Enhanced plan, which were consolidated into the Premier Rx plan in 2020. The expected PDP losses were partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.
•State-based contracts membership (including dual-eligible demonstration members) was 689,200 as of June 30, 2020, a net increase of 224,000, or 48 percent, from 465,200 at June 30, 2019, and up 220,200, or 47 percent, from 469,000 at December 31, 2019. Theses increases primarily reflect the impact of discontinuing the reinsurance agreement with CareSource and the assumption of full financial risk for the existing Kentucky

Medicaid contract as of January 1, 2020, as well as additional enrollment, particularly in Florida, resulting from the current economic downturn driven by the COVID-19 pandemic.
Retail segment benefits expense:
The 2Q20 and YTD 2020 GAAP segment benefit ratios of 78.3 percent and 82.4 percent, respectively, compared to the 2Q19 and YTD 2019 GAAP segment benefit ratios of 85.2 percent and 86.7 percent, respectively. As anticipated, the quarter and year-over-year decreases were primarily the result of the previously discussed impact of the temporary deferral of non-essential care amid the COVID-19 pandemic. The temporary reduction in utilization was partially offset by COVID-19 testing and treatment costs along with the company's ongoing pandemic relief efforts. These relief efforts include the waiver of all cost sharing for in-network primary care, outpatient behavioral health, and telehealth visits for its Medicare Advantage members, delivery of meals to senior members in need, and establishing a clinical outreach team to proactively engage with the company's most vulnerable members.

The 2Q20 and YTD 2020 GAAP segment benefit ratios were also lower when compared to the prior year periods due to the reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products.
Prior Period Development
The Retail segment's unfavorable Prior Period Development for 2Q20, as noted in the table below, increased the segment benefit ratio by 20 basis points compared to 2Q19 favorable Prior Period Development decreasing the 2Q19 ratio by 20 basis points.
Favorable Prior Period Development decreased the YTD 2020 ratio by 60 basis points and decreased the YTD 2019 benefit ratio by 110 basis points.
As previously discussed, Humana experienced negative Prior Period Development for 2Q20 as a result of the suspension of certain financial recovery programs for a period of time in the quarter. The suspension was intended to provide financial and administrative relief for providers facing unprecedented strain during the COVID-19 pandemic. The company anticipates it will recover some of the amounts associated with the temporary suspension in the latter half of 2020 and in 2021.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in YTD 2020	$238	$(33)	$205
Prior Period Development from prior years recognized in YTD 2019	$283	$28	$311
Retail segment operating costs:
•The Retail segment’s operating cost ratio of 9.7 percent in 2Q20 increased 120 basis points from 8.5 percent in 2Q19. The year-over-year comparison was negatively impacted by the following factors:
◦reinstatement of the non-deductible HIF in 2020, which increased the Retail segment's GAAP operating cost ratio by approximately 160 basis points in 2Q20; and
◦COVID-19 related costs as previously discussed.
The above increases were partially offset by the following items:
◦scale efficiencies associated with growth in the company's Medicare Advantage membership; and

◦significant operating cost efficiencies in 2Q20 driven by previously disclosed productivity initiatives.
•The Retail segment’s YTD 2020 operating cost ratio of 9.4 percent increased 100 basis points from 8.4 percent in YTD 2019 primarily reflecting the same factors that impacted the year-over-year comparison for the second quarter. The non-deductible HIF impacted the segment’s YTD 2020 operating cost ratio by approximately 160 basis points.
Retail segment results:

Retail segment earnings in millions	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$1,989	$856	$2,674	$1,321
Amortization associated with identifiable intangibles	4	4	8	8
Adjusted (non-GAAP)	$1,993	$860	$2,682	$1,329
•The year-over-year favorable comparison, for both quarter and YTD, in GAAP segment earnings resulted from the same factors that led to an improving benefit ratio, partially offset by the segment's higher operating cost ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 2Q20 revenues for the Group and Specialty segment were $1.84 billion, down $39 million, or 2 percent, year over year from $1.87 billion in 2Q19. This decrease was primarily due to the decline in the company's fully-insured group commercial membership, partially offset by the following factors:
◦higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below; and
◦higher per member premiums across the fully-insured commercial business.
•The YTD 2020 revenues for the Group and Specialty segment were $3.70 billion, down $61 million, or 2 percent, from $3.76 billion in YTD 2019, primarily reflecting the same factors that impacted the year-over-year second quarter comparison.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 820,800 at June 30, 2020, a decrease of 121,700, or 13 percent, from 942,500 at June 30, 2019, and down 87,800, or 10 percent, from 908,600 at December 31, 2019. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products, as well as the loss of certain large group accounts due to disciplined pricing in the competitive environment. Additionally, the declines in membership were modestly impacted by the current economic downturn driven by the COVID-19 pandemic resulting in higher unemployment rates and loss of coverage for fully-insured commercial group members. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 57 percent at June 30, 2020 compared to 59 percent at December 31, 2019 and 61 percent at June 30, 2019.

•Group ASO commercial medical membership was 506,200 at June 30, 2020, an increase of 10,200, or 2 percent, from 496,000 at June 30, 2019, but down 23,000, or 4 percent, from 529,200 at December 31, 2019. These changes primarily reflect more small group accounts selecting level-funded ASO products partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment and a modest impact from the current economic downturn driven by the COVID-19 pandemic as previously discussed. Small group membership comprised 45 percent of group ASO medical membership at June 30, 2020 versus 40 percent at December 31, 2019 and 37 percent at June 30, 2019.
•Military services membership was 6,033,300 at June 30, 2020, an increase of 61,900, or 1 percent, from 5,971,400 at June 30, 2019, and up 49,000, or 1 percent, versus 5,984,300 at December 31, 2019. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(h) was 5,344,900 at June 30, 2020, a decrease of 515,100, or 9 percent, from 5,860,000, at June 30, 2019, and down 81,000, or 1 percent, from 5,425,900 at December 31, 2019. These decreases resulted from the loss of certain group accounts, including one jumbo account, offering stand-alone dental and vision products, as well as a modest impact from the current economic downturn driven by the COVID-19 pandemic as previously discussed.
Group and Specialty segment benefits expense:
The 2Q20 and YTD 2020 GAAP segment benefit ratios of 67.0 percent and 73.1 percent, respectively, compared to the 2Q19 and YTD 2019 GAAP segment benefit ratios of 86.3 percent and 81.3 percent, respectively. As anticipated, the quarter and year-over-year decreases were primarily the result of the previously discussed impact of the temporary deferral of non-essential care amid the COVID-19 pandemic. The temporary reduction in utilization was partially offset by COVID-19 testing and treatment costs along with the company's ongoing pandemic relief efforts.

The 2Q20 and YTD 2020 GAAP segment benefit ratios were also lower when compared to the prior year periods due to the reinstatement of the non-deductible HIF in 2020 that was contemplated in the pricing and benefit design of the company's products.
Prior Period Development
The Group and Specialty segment's unfavorable Prior Period Development for 2Q20, as noted in the table below, increased the segment benefit ratio by 100 basis points in 2Q20 compared to increasing the 2Q19 ratio by 120 basis points.
Favorable Prior Period Development decreased the YTD 2020 ratio by 90 basis points while unfavorable development in YTD 2019 increased the benefit ratio by 110 basis points.
As previously discussed, Humana experienced negative Prior Period Development for 2Q20 as a result of the suspension of certain financial recovery programs for a period of time in the quarter. The suspension was intended to provide financial and administrative relief for providers facing unprecedented strain during the COVID-19 pandemic. The company anticipates it will recover some of the amounts associated with the temporary suspension in the latter half of 2020 and in 2021.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in YTD 2020	$46	$(16)	$30
Prior Period Development from prior years recognized in YTD 2019	$(16)	$(20)	$(36)

Group and Specialty segment operating costs:
•The Group and Specialty segment’s operating cost ratio was 23.8 percent in 2Q20, an increase of 210 basis points from 21.7 percent in 2Q19 primarily reflecting the following factors:
◦reinstatement of the non-deductible HIF in 2020, which increased the Group and Specialty segment's GAAP operating cost ratio by approximately 130 basis points in 2Q20; and
◦COVID-19 related costs as previously discussed.
The impact of the above items was partially offset by significant operating cost efficiencies in 2Q20 driven by previously disclosed productivity initiatives.
•The Group and Specialty segment’s operating cost ratio of 23.4 percent for YTD 2020 was up 160 basis points compared to 21.8 percent for YTD 2019. The year-over-year increase was primarily impacted by the same factors influencing the second quarter comparison.
The non-deductible HIF impacted the segment’s YTD 2020 operating cost ratio by approximately 130 basis points.
Group and Specialty segment results:

Group and Specialty segment earnings In millions	2Q20 (a)	2Q19 (b)	YTD 2020 (c)	YTD 2019 (d)
GAAP	$287	$5	$392	$170
Amortization associated with identifiable intangibles	1	1	2	2
Adjusted (non-GAAP)	$288	$6	$394	$172
•The year-over-year favorable comparison, for both quarter and YTD, in GAAP segment earnings resulted from the same factors that led to an improving benefit ratio, partially offset by the segment's higher operating cost ratio.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:
•Revenues of $6.94 billion in 2Q20 for the Healthcare Services segment increased by $554 million, or 9 percent, from $6.39 billion in 2Q19. The year-over-year comparison was favorably impacted by the following factors:
◦the company's strong Medicare Advantage membership growth,

◦an increase in pharmacy revenues as a result of the company allowing early prescription refills to permit members to prepare for extended supply needs in response to COVID-19, along with a modest shift by members to 90-day mail supply, and
◦additional pharmacy revenues in 2Q20 associated with the acquisition of Enclara Healthcare.
These increases were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.
•YTD 2020 revenues for the Healthcare Services segment were $14.03 billion, an increase of $1.54 billion, or 12 percent, from $12.49 billion in YTD 2019 primarily due to the same factors affecting the year-over-year comparison for the second quarter.
Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio of 95.1 percent in 2Q20 decreased 100 basis points from 96.1 percent in 2Q19 primarily as a result of operational improvements and reduced utilization resulting from COVID-19 in the company's provider services business, as well as significant operating cost efficiencies in 2Q20 driven by previously disclosed productivity initiatives. These improvements were partially offset by COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's pharmacy, provider, and clinical teams who have continued to provide services to members during the crisis.
•The Healthcare Services segment’s YTD 2020 operating cost ratio of 95.6 percent decreased 70 basis points from 96.3 percent in YTD 2019 primarily resulting from the same factors affecting the year-over-year second quarter comparison.
Healthcare Services segment operating statistics:
•Primary care providers in value-based (shared risk and path to risk) relationships of 66,500 at June 30, 2020 increased 14 percent from 58,500 at June 30, 2019, and increased 7 percent from 61,900 at December 31, 2019. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 66 percent as of June 30, 2020, compared to 65 percent at June 30, 2019 and 67 percent at December 31, 2019. The YTD decline in the percentage of members in value-based relationships was impacted by solid current year membership growth that has led to a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.
•Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (i) was 901,000 at June 30, 2020, up 6 percent from 853,600 at June 30, 2019 and up 4 percent from 868,800 at December 31, 2019. These changes were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 116 million for 2Q20 increased 3 percent compared to 113 million for 2Q19. Pharmacy script volume of 236 million for YTD 2020 increased 6 percent compared to 223 million for YTD 2019. These increases primarily were driven by higher Medicare Advantage and state-based contracts membership along with the impact of early prescription refills as members prepared for extended supply needs in response to COVID-19. These increases were partially offset by the decline in stand-alone PDP membership.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	2Q20	2Q19	YTD 2020	YTD 2019
GAAP segment earnings	$317	$224	$567	$399
Depreciation and amortization expense	51	45	99	87
Interest and taxes	22	25	43	46
Adjusted EBITDA (e)	$390	$294	$709	$532
•The Healthcare Services segment’s 2Q20 GAAP segment earnings increased $93 million, or 42 percent, to $317 million compared to GAAP segment earnings of $224 million in 2Q19. The increase primarily resulted from operational improvements and reduced utilization resulting from COVID-19 in the company's provider services business.
Adjusted EBITDA in 2Q20 for the Healthcare Services segment of $390 million was up $96 million, or 33 percent, compared to Adjusted EBITDA of $294 million in 2Q19. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
•The Healthcare Services segment’s GAAP segment earnings in YTD 2020 increased $168 million, or 42 percent, to $567 million compared to GAAP segment earnings of $399 million in YTD 2019 primarily reflecting the same factor that impacted the year-over-year second quarter GAAP comparison, along with higher earnings from pharmacy operations.
Adjusted EBITDA for YTD 2020 of $709 million increased $177 million, or 33 percent, versus the YTD 2019 Adjusted EBITDA for the Healthcare Services segment of $532 million. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the GAAP segment results comparison while excluding the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 2Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 2Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on August 5, 2020 until 10:59 p.m. Eastern time on October 4, 2020 and can be accessed by dialing 855-859-2056 and providing the conference ID #7379965.

Footnotes
(a) 2Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $227 million, or $1.32 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(b) 2Q19 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $174 million, or $0.99 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(c ) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $43 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.
•Put/call valuation adjustments of approximately $70 million or $0.40 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(d) YTD 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $36 million pretax, or $0.20 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments.
•Put/call valuation adjustments of approximately $135 million, or $0.77 per diluted common share, associated with Humana's non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(e) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2020 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.49 per diluted common share.
•Put/call valuation adjustments of $0.40 per diluted common share related to Humana's non-consolidating minority interest investments. FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.

(g) FY 2019 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $70 million pretax, or $0.40 per diluted common share.
•Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s non-consolidating minority interest investments.
•Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share.

(h) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(i) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
• The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 200 countries, including every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.
Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for Humana’s members. If the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Over time, Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering its members expanded benefit coverage, such as providing full coverage for COVID-19 diagnostic testing and treatment, certain additional coverages have been mandated by governmental action, and Humana is taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19, including further expansion or modification of the services delivered to its members, the adoption or modification or regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements, further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing as a component of lifting these measures, could adversely impact the company’s profitability.
The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting, or reimposing restrictions on movement and economic activity and ultimately a vaccine, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain as this continues to evolve globally, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2019;
•Form 10-Q for the quarter ended March 31, 2020; and
•Form 8-Ks filed during 2020.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q20 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 2Q20 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment Metrics (S-15 - S-17)
Balance Sheet Detail
9.	Benefits Payable Detail and Statistics (S-18 - S-19)
Footnotes (S-20)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended June 30,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$18,556	$15,776	$2,780	17.6%
Services	450	355	95	26.8%
Investment income	77	114	(37)	-32.5%
Total revenues	19,083	16,245	2,838	17.5%
Operating expenses:
Benefits	14,175	13,318	857	6.4%
Operating costs	2,354	1,703	651	38.2%
Depreciation and amortization	119	109	10	9.2%
Total operating expenses	16,648	15,130	1,518	10.0%
Income from operations	2,435	1,115	1,320	118.4%
Interest expense	76	60	16	26.7%
Other income, net (A)	(227)	(174)	(53)	30.5%
Income before income taxes and equity in net earnings	2,586	1,229	1,357	110.4%
Provision for income taxes	783	301	482	160.1%
Equity in net earnings (B)	25	12	13	108.3%
Net income	$1,828	$940	$888	94.5%
Basic earnings per common share	$13.83	$6.96	$6.87	98.7%
Diluted earnings per common share	$13.75	$6.94	$6.81	98.1%
Shares used in computing basic earnings per common share (000’s)	132,248	135,063
Shares used in computing diluted earnings per common share (000’s)	133,023	135,579

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the six months ended June 30,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$36,918	$31,427	$5,491	17.5%
Services	874	710	164	23.1%
Investment income	226	215	11	5.1%
Total revenues	38,018	32,352	5,666	17.5%
Operating expenses:
Benefits	29,804	26,811	2,993	11.2%
Operating costs	4,471	3,363	1,108	32.9%
Depreciation and amortization	234	216	18	8.3%
Total operating expenses	34,509	30,390	4,119	13.6%
Income from operations	3,509	1,962	1,547	78.8%
Interest expense	136	122	14	11.5%
Other expense (income), net (A)	70	(135)	(205)	151.9%
Income before income taxes and equity in net earnings	3,303	1,975	1,328	67.2%
Provision for income taxes	1,035	484	551	113.8%
Equity in net earnings (B)	33	15	18	120.0%
Net income	$2,301	$1,506	$795	52.8%
Basic earnings per common share	$17.41	$11.14	$6.27	56.3%
Diluted earnings per common share	$17.31	$11.10	$6.21	55.9%
Shares used in computing basic earnings per common share (000’s)	132,192	135,223
Shares used in computing diluted earnings per common share (000’s)	132,917	135,770

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	June 30,	December 31,	Year-to-Date Change
	2020	2019	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$7,163	$4,054
Investment securities	12,836	10,972
Receivables, net	2,238	1,056
Other current assets	5,631	3,806
Total current assets	27,868	19,888	$7,980	40.1%
Property and equipment, net	2,118	1,955
Long-term investment securities	389	406
Goodwill	4,443	3,928
Equity method investments	1,122	1,063
Other long-term assets	2,515	1,834
Total assets	$38,455	$29,074	$9,381	32.3%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$7,980	$6,004
Trade accounts payable and accrued expenses	6,175	3,754
Book overdraft	310	225
Unearned revenues	266	247
Short-term debt	1,724	699
Total current liabilities	16,455	10,929	$5,526	50.6%
Long-term debt	6,058	4,967
Future policy benefits payable	203	206
Other long-term liabilities	1,323	935
Total liabilities	24,039	17,037	$7,002	41.1%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,629,992 issued at June 30, 2020	33	33
Capital in excess of par value	2,898	2,820
Retained earnings	19,616	17,483
Accumulated other comprehensive income	317	156
Treasury stock, at cost, 66,340,953 shares at June 30, 2020	(8,448)	(8,455)
Total stockholders’ equity	14,416	12,037	$2,379	19.8%
Total liabilities and stockholders’ equity	$38,455	$29,074	$9,381	32.3%
Debt-to-total capitalization ratio	35.1%	32.0%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended June 30,
			Dollar	Percentage
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$1,828	$940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	128	122
Amortization	22	18
Net realized capital gains	(2)	(7)
Equity in net earnings	(25)	(12)
Stock-based compensation	46	43
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(232)	1,063
Other assets	(654)	(446)
Benefits payable	890	(182)
Other liabilities	1,064	(132)
Unearned revenues	(8)	—
Other, net	10	27
Net cash provided by operating activities	3,067	1,434	$1,633	113.9%
Cash flows from investing activities
Purchases of property and equipment, net	(226)	(157)
Purchases of investment securities	(3,005)	(960)
Maturities of investment securities	910	497
Proceeds from sales of investment securities	669	564
Net cash used in investing activities	(1,652)	(56)	($1,596)	-2,850.0%
Cash flows from financing activities
Withdrawals from contract deposits, net	(185)	(81)
Repayment of commercial paper, net	(177)	(373)
Change in book overdraft	140	50
Common stock repurchases	(8)	—
Dividends paid	(83)	(74)
Proceeds from stock option exercises and other	7	1
Net cash used in financing activities	(306)	(477)	$171	35.8%
Increase in cash and cash equivalents	1,109	901
Cash and cash equivalents at beginning of period	6,054	3,877
Cash and cash equivalents at end of period	$7,163	$4,778

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the six months ended June 30,
			Dollar	Percent
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$2,301	$1,506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	252	240
Amortization	43	36
Net realized capital gains	(51)	(5)
Equity in net earnings	(33)	(15)
Stock-based compensation	82	76
Benefit for deferred income taxes	(3)	(21)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,185)	123
Other assets	(2,124)	(548)
Benefits payable	1,976	980
Other liabilities	2,267	(116)
Unearned revenues	19	29
Other, net	(3)	45
Net cash provided by operating activities	3,541	2,330	$1,211	52.0%
Cash flows from investing activities
Acquisitions, net of cash acquired	(709)	—
Purchases of property and equipment, net	(418)	(296)
Purchases of investment securities	(5,464)	(3,135)
Maturities of investment securities	1,645	894
Proceeds from sales of investment securities	2,084	2,626
Net cash (used in) provided by investing activities	(2,862)	89	($2,951)	-3,315.7%
Cash flows from financing activities
Receipts from contract deposits, net	389	473
Proceeds (repayment) from the issuance of commercial paper, net	21	(356)
Proceeds from issuance of senior notes, net	1,088	—
Proceeds from issuance of term loan	1,000	—
Change in book overdraft	85	33
Common stock repurchases	(25)	(10)
Dividends paid	(156)	(142)
Proceeds from stock option exercises and other	28	18
Net cash provided by financing activities	2,430	16	$2,414	15,087.5%
Increase in cash and cash equivalents	3,109	2,435
Cash and cash equivalents at beginning of period	4,054	2,343
Cash and cash equivalents at end of period	$7,163	$4,778

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$13,005	$—	$—	$—	$13,005
Group Medicare Advantage	1,976	—	—	—	1,976
Medicare stand-alone PDP	731	—	—	—	731
Total Medicare	15,712	—	—	—	15,712
Fully-insured	169	1,208	—	—	1,377
Specialty	—	425	—	—	425
Medicaid and other (C)	1,042	—	—	—	1,042
Total premiums	16,923	1,633	—	—	18,556
Services revenue:
Provider	—	—	105	—	105
ASO and other (D)	6	192	—	—	198
Pharmacy	—	—	147	—	147
Total services revenue	6	192	252	—	450
Total revenues—external customers	16,929	1,825	252	—	19,006
Intersegment revenues
Services	—	6	4,712	(4,718)	—
Products	—	—	1,977	(1,977)	—
Total intersegment revenues	—	6	6,689	(6,695)	—
Investment income	32	4	—	41	77
Total revenues	16,961	1,835	6,941	(6,654)	19,083
Operating expenses:
Benefits	13,251	1,094	—	(170)	14,175
Operating costs	1,638	435	6,603	(6,322)	2,354
Depreciation and amortization	83	19	46	(29)	119
Total operating expenses	14,972	1,548	6,649	(6,521)	16,648
Income (loss) from operations	1,989	287	292	(133)	2,435
Interest expense	—	—	—	76	76
Other income, net (A)	—	—	—	(227)	(227)
Income before income taxes and equity in net earnings	1,989	287	292	18	2,586
Equity in net earnings (B)	—	—	25	—	25
Segment earnings	$1,989	$287	$317	$18	$2,611
Benefit ratio	78.3%	67.0%			76.4%
Operating cost ratio	9.7%	23.8%	95.1%		12.4%

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,793	$—	$—	$—	$10,793
Group Medicare Advantage	1,626	—	—	—	1,626
Medicare stand-alone PDP	818	—	—	—	818
Total Medicare	13,237	—	—	—	13,237
Fully-insured	144	1,284	—	—	1,428
Specialty	—	387	—	—	387
Medicaid and other (C)	724	—	—	—	724
Total premiums	14,105	1,671	—	—	15,776
Services revenue:
Provider	—	—	111	—	111
ASO and other (D)	5	193	—	—	198
Pharmacy	—	—	46	—	46
Total services revenue	5	193	157	—	355
Total revenues—external customers	14,110	1,864	157	—	16,131
Intersegment revenues
Services	—	5	4,496	(4,501)	—
Products	—	—	1,733	(1,733)	—
Total intersegment revenues	—	5	6,229	(6,234)	—
Investment income	48	5	1	60	114
Total revenues	14,158	1,874	6,387	(6,174)	16,245
Operating expenses:
Benefits	12,019	1,442	—	(143)	13,318
Operating costs	1,206	406	6,135	(6,044)	1,703
Depreciation and amortization	77	21	40	(29)	109
Total operating expenses	13,302	1,869	6,175	(6,216)	15,130
Income from operations	856	5	212	42	1,115
Interest expense	—	—	—	60	60
Other income, net (A)	—	—	—	(174)	(174)
Income before income taxes and equity in net earnings	856	5	212	156	1,229
Equity in net earnings (B)	—	—	12	—	12
Segment earnings	$856	$5	$224	$156	$1,241
Benefit ratio	85.2%	86.3%			84.4%
Operating cost ratio	8.5%	21.7%	96.1%		10.6%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	25,799	—	—	—	25,799
Group Medicare Advantage	3,987	—	—	—	3,987
Medicare stand-alone PDP	1,486	—	—	—	1,486
Total Medicare	31,272	—	—	—	31,272
Fully-insured	332	2,437	—	—	2,769
Specialty	—	854	—	—	854
Medicaid and other (C)	2,023	—	—	—	2,023
Total premiums	33,627	3,291	—	—	36,918
Services revenue:
Provider	—	—	209	—	209
ASO and other (D)	10	387	—	—	397
Pharmacy	—	—	268	—	268
Total services revenue	10	387	477	—	874
Total revenues—external customers	33,637	3,678	477	—	37,792
Intersegment revenues
Services	—	13	9,662	(9,675)	—
Products	—	—	3,887	(3,887)	—
Total intersegment revenues	—	13	13,549	(13,562)	—
Investment income	86	9	—	131	226
Total revenues	33,723	3,700	14,026	(13,431)	38,018
Operating expenses:
Benefits	27,715	2,405	—	(316)	29,804
Operating costs	3,170	864	13,403	(12,966)	4,471
Depreciation and amortization	164	39	89	(58)	234
Total operating expenses	31,049	3,308	13,492	(13,340)	34,509
Income (loss) from operations	2,674	392	534	(91)	3,509
Interest expense	—	—	—	136	136
Other expense, net (A)	—	—	—	70	70
Income (loss) before income taxes and equity in net earnings	2,674	392	534	(297)	3,303
Equity in net earnings (B)	—	—	33	—	33
Segment earnings (loss)	2,674	392	567	(297)	3,336
Benefit ratio	82.4%	73.1%			80.7%
Operating cost ratio	9.4%	23.4%	95.6%		11.8%

Humana Inc.
Consolidating Statements of Income—For the six months June 30, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	21,502	—	$—	$—	$21,502
Group Medicare Advantage	3,258	—	—	—	3,258
Medicare stand-alone PDP	1,627	—	—	—	1,627
Total Medicare	26,387	—	—	—	26,387
Fully-insured	284	2,595	—	—	2,879
Specialty	—	760	—	—	760
Medicaid and other (C)	1,401	—	—	—	1,401
Total premiums	28,072	3,355	—	—	31,427
Services revenue:
Provider	—	—	231	—	231
ASO and other (D)	10	387	—	—	397
Pharmacy	—	—	82	—	82
Total services revenue	10	387	313	—	710
Total revenues—external customers	28,082	3,742	313	—	32,137
Intersegment revenues
Services	—	9	8,802	(8,811)	—
Products	—	—	3,369	(3,369)	—
Total intersegment revenues	—	9	12,171	(12,180)	—
Investment income	89	10	1	115	215
Total revenues	28,171	3,761	12,485	(12,065)	32,352
Operating expenses:
Benefits	24,346	2,729	—	(264)	26,811
Operating costs	2,354	819	12,023	(11,833)	3,363
Depreciation and amortization	150	43	78	(55)	216
Total operating expenses	26,850	3,591	12,101	(12,152)	30,390
Income from operations	1,321	170	384	87	1,962
Interest expense	—	—	—	122	122
Other income, net (A)	—	—	—	(135)	(135)
Income before income taxes and equity in net earnings	1,321	170	384	100	1,975
Equity in net earnings (B)	—	—	15	—	15
Segment earnings	1,321	170	$399	$100	$1,990
Benefit ratio	86.7%	81.3%			85.3%
Operating cost ratio	8.4%	21.8%	96.3%		10.5%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year To Date Change
	June 30, 2020	Average 2Q20	June 30, 2019	Amount	Percent	December 31, 2019	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,877.2	3,862.1	3,484.5	392.7	11.3%	3,587.2	290.0	8.1%
Group Medicare Advantage	608.3	607.5	519.1	89.2	17.2%	525.3	83.0	15.8%
Medicare stand-alone PDP	3,888.4	3,889.3	4,400.5	(512.1)	-11.6%	4,365.2	(476.8)	-10.9%
Total Medicare	8,373.9	8,358.9	8,404.1	(30.2)	-0.4%	8,477.7	(103.8)	-1.2%
State-based contracts (E)	689.2	670.7	465.2	224.0	48.2%	469.0	220.2	47.0%
Medicare Supplement	324.6	321.2	276.0	48.6	17.6%	298.4	26.2	8.8%
Total Retail	9,387.7	9,350.8	9,145.3	242.4	2.7%	9,245.1	142.6	1.5%
Group and Specialty
Fully-insured commercial medical	820.8	825.0	942.5	(121.7)	-12.9%	908.6	(87.8)	-9.7%
ASO commercial	506.2	506.2	496.0	10.2	2.1%	529.2	(23.0)	-4.3%
Military services	6,033.3	6,017.3	5,971.4	61.9	1.0%	5,984.3	49.0	0.8%
Total Group and Specialty	7,360.3	7,348.5	7,409.9	(49.6)	-0.7%	7,422.1	(61.8)	-0.8%
Total Medical Membership	16,748.0	16,699.3	16,555.2	192.8	1.2%	16,667.2	80.8	0.5%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,627.8	2,643.8	2,747.5	(119.7)	-4.4%	2,646.4	(18.6)	-0.7%
Dental—ASO	284.2	286.4	611.3	(327.1)	-53.5%	278.9	5.3	1.9%
Vision	2,030.7	2,036.3	2,084.3	(53.6)	-2.6%	2,082.5	(51.8)	-2.5%
Other supplemental benefits (G)	402.2	403.0	416.9	(14.7)	-3.5%	418.1	(15.9)	-3.8%
Total Specialty Membership	5,344.9	5,369.5	5,860.0	(515.1)	-8.8%	5,425.9	(81.0)	-1.5%

	June 30, 2020	Member Mix June 30, 2020	June 30, 2019	Member Mix June 30, 2019
Individual Medicare Advantage Membership
HMO	2,295.6	59%	2,055.2	59%
PPO	1,581.6	41%	1,429.3	41%
Total Individual Medicare Advantage	3,877.2	100%	3,484.5	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,200.4	31%	1,056.9	30%
Path to Risk (I)	1,351.9	35%	1,215.4	35%
Total Value-based	2,552.3	66%	2,272.3	65%
Other	1,324.9	34%	1,212.2	35%
Total Individual Medicare Advantage	3,877.2	100%	3,484.5	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended June 30,				Per Member per Month (L) For the three months ended June 30,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$13,005	$10,793	$2,212	20.5%	$1,122	$1,038
Group Medicare Advantage	1,976	1,626	350	21.5%	1,084	1,045
Medicare stand-alone PDP	731	818	(87)	-10.6%	63	62
State-based contracts (E)	1,042	724	318	43.9%	518	520
Medicare Supplement	169	144	25	17.4%	175	176
Other services	6	5	1	20.0%
Total Retail	16,929	14,110	2,819	20.0%
Group and Specialty
Fully-insured commercial medical	1,208	1,284	(76)	-5.9%	488	452
Specialty (J)	425	387	38	9.8%	28	25
Commercial ASO & other services (D)	78	78	—	—%
Military services (K)	120	120	—	—%
Total Group and Specialty	1,831	1,869	(38)	-2.0%
Healthcare Services
Pharmacy solutions	6,124	5,510	614	11.1%
Provider services	654	684	(30)	-4.4%
Clinical programs	163	192	(29)	-15.1%
Total Healthcare Services	6,941	6,386	555	8.7%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the six months ended June 30,				Per Member per Month (L) For the six months ended June 30,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$25,799	$21,502	$4,297	20.0%	$1,118	$1,041
Group Medicare Advantage	3,987	3,258	729	22.4%	1,097	1,048
Medicare stand-alone PDP	1,486	1,627	(141)	-8.7%	63	61
State-based contracts (E)	2,023	1,401	622	44.4%	525	517
Medicare Supplement	332	284	48	16.9%	175	176
Other services	10	10	—	—%
Total Retail	33,637	28,082	5,555	19.8%
Group and Specialty
Fully-insured commercial medical	2,437	2,595	(158)	-6.1%	480	453
Specialty (J)	854	760	94	12.4%	28	24
Commercial ASO & other services (D)	159	155	4	2.6%
Military services (K)	241	241	—	—%
Total Group and Specialty	3,691	3,751	(60)	-1.6%
Healthcare Services
Pharmacy solutions	12,385	10,743	1,642	15.3%
Provider services	1,306	1,362	(56)	-4.1%
Clinical programs	335	379	(44)	-11.6%
Total Healthcare Services	14,026	12,484	1,542	12.4%

Humana Inc.
Healthcare Services Segment Metrics

	June 30, 2020	June 30, 2019	Difference		December 31, 2019	Difference
Primary Care Providers:
Shared Risk (H)
Proprietary	1,000	1,600	(600)	-37.5%	1,200	(200)	-16.7%
Contracted	21,900	17,600	4,300	24.4%	18,700	3,200	17.1%
Path to Risk (I)	43,600	39,300	4,300	10.9%	42,000	1,600	3.8%
Total Value-based	66,500	58,500	8,000	13.7%	61,900	4,600	7.4%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (M)	901,000	853,600	47,400	5.6%	868,800	32,200	3.7%
Number of high-risk discharges enrolled in a post-discharge care management program (N)	68,200	72,300	(4,100)	-5.7%	61,500	6,700	10.9%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended June 30, 2020	For the three months ended June 30, 2019	Year-over-Year Difference		For the three months ended March 31, 2020	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	91.7%	-0.3%		91.9%	-0.5%
Group and Specialty	87.6%	87.4%	0.2%		88.0%	-0.4%
Mail-Order Penetration
Retail	29.8%	28.6%	1.2%		28.7%	1.1%
Group and Specialty	6.0%	6.5%	-0.5%		6.0%	—%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (O)	116,300	113,000	3,300	2.9%	120,100	(3,800)	-3.2%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the six months ended June 30, 2020	For the six months ended June 30, 2019	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.7%	91.6%	0.1%
Group and Specialty	87.9%	87.5%	0.4%
Mail-Order Penetration
Retail	29.5%	28.6%	0.9%
Group and Specialty	5.9%	6.4%	-0.5%
			Difference	Percentage Change
Script volume (O)	236,400	223,100	13,300	6.0%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the six months ended June 30, 2020	For the six months ended June 30, 2019	For the year ended December 31, 2019
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$6,004	$4,862	$4,862
Less: Reinsurance recoverables (P)	(68)	(95)	(95)
Beginning balance, net of reinsurance recoverable	5,936	4,767	4,767
Incurred related to:
Current year	30,039	27,086	54,193
Prior years (Q)	(235)	(275)	(336)
Total incurred	29,804	26,811	53,857
Paid related to:
Current year	(22,665)	(21,700)	(48,421)
Prior years	(5,098)	(4,108)	(4,267)
Total paid	(27,763)	(25,808)	(52,688)
Reinsurance recoverables (P)	3	72	68
Ending balance	$7,980	$5,842	$6,004

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2019	39.9	(0.2)	-0.5%
9/30/2019	42.8	1.7	4.1%
12/31/2019	40.4	1.3	3.3%
3/31/2020	41.3	1.1	2.7%
6/30/2020	51.2	11.3	28.3%

Change in Days in Claims Payable (S)	1Q 2020	2Q 2020	YTD 2020	2Q 2019	Last Twelve Months
DCP—beginning of period	40.4	41.3	40.4	40.2	39.9
Components of change in DCP:
Provider accruals (T)	0.2	7.0	7.2	0.9	6.7
Medical fee-for-service (U)	0.6	2.4	3.0	(1.0)	5.5
Pharmacy (V)	0.3	(0.2)	0.1	(0.9)	0.5
Processed claims inventory (W)	(0.1)	0.6	0.5	0.8	(1.9)
Other (X)	(0.1)	0.1	—	(0.1)	0.5
DCP—end of period	41.3	51.2	51.2	39.9	51.2
Total change from beginning of period	0.9	9.9	10.8	(0.3)	11.3

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q20 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business.
(D)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(F)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(G)Other supplemental benefits include group life policies.
(H)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(I)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(J)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(K)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(L)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(M)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(N)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(O)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(P)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(Q)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(S)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(T)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(U)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(V)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(W)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(X)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.